Exhibit (a)(5)(F)

NEWS RELEASE

Asahi Kasei Announces Completion of Tender Offer and

Commencement of a Subsequent Offering Period for ZOLL

Tokyo, Japan/ New York, NY, U.S. – April 23/22, 2012 – Asahi Kasei Corporation (TSE1: 3407, hereinafter: Asahi Kasei), Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors, announced today the completion of a tender offer through its indirect wholly owned U.S. subsidiary Asclepius Subsidiary Corporation (hereinafter: Purchaser) for all outstanding shares of common stock of ZOLL Medical Corporation (NASDAQ GS: ZOLL, hereinafter: ZOLL) for $93 per share, net to the seller in cash, without interest and less any required withholding taxes.

The tender offer and withdrawal rights expired at the end of Friday, April 20, 2012, at 12:00 Midnight, New York City time. Computershare Trust Company, N.A., the Depositary and Paying Agent for the tender offer, has advised that, as of the expiration time, approximately 20,916,921 shares (including 3,088,887 shares tendered by notice of guaranteed delivery) were tendered and not withdrawn, representing approximately 93.82% of all outstanding shares of common stock of ZOLL, and 86.08% of common stock of ZOLL calculated on a fully diluted basis. Excluding shares tendered by notices of guaranteed delivery, the validly tendered shares represent approximately 79.97% of the outstanding shares of common stock of ZOLL and approximately 73.37% of the common stock of ZOLL calculated on a fully diluted basis. All shares that were validly tendered and not properly withdrawn have been accepted for purchase. Purchaser will promptly pay for such shares, at the offer price of $93 per share, net to the seller in cash, without interest and less any required withholding taxes.

Asahi Kasei also announced that Purchaser will provide a subsequent offering period for three (3) business days commencing immediately for all remaining shares of ZOLL common stock to permit shareholders who have not yet tendered their shares the opportunity to do so. This subsequent offering period will expire at 12:00 Midnight, New York City time, at the end of Wednesday, April 25, 2012. The same $93 per share cash consideration offered during the initial offering period will be paid to holders of ZOLL common stock who tender their shares during the subsequent offering period. During the subsequent offering period, tendering shareholders will not have withdrawal rights.

ZOLL has granted Purchaser an irrevocable option (the “top-up option”), exercisable within one (1) business day following the expiration of a subsequent offering period to purchase from ZOLL, the number of Shares necessary for Purchaser to own at least 90% of the outstanding shares. Purchaser plans to exercise the top-up option in accordance with the Merger Agreement if, following expiration of the subsequent offering period, Purchaser owns more than approximately 82.9% but less than 90% of the issued and outstanding shares.

If Purchaser owns at least 90% of all outstanding shares of common stock of ZOLL following the subsequent offering period, including by exercise of the top-up option, Asahi Kasei may implement a merger under the “short-form” merger provisions of Section 11.05 of the Massachusetts Business Corporation Act without the need for a meeting of the ZOLL shareholders pursuant to which each issued and outstanding share, other than shares held by ZOLL, Asahi Kasei or Purchaser or any of their respective subsidiaries, and shares held by shareholders who properly exercise appraisal rights, if any, available under Massachusetts law, will be canceled and converted into the right to receive the same cash price per share as in the offer, without interest and less any required withholding taxes.

Upon completion of the merger, ZOLL will become a wholly owned subsidiary within the Asahi Kasei Group, managed by the current ZOLL management team and with all current business units and operations remaining intact. ZOLL will also be delisted from the NASDAQ stock exchange at that time, if not sooner.

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INVESTOR CONTACTS

Information Agent, Georgeson:		+1-212-440-9800 (Banks and Brokers)
+1-888-607-9107 (All Others, Toll Free)

MEDIA CONTACTS

Asahi Kasei Corporation:
Corporate Communications:	Tokyo	+81-3-3296-3008 (M. Nakamura)
Kreab Gavin Anderson:	Tokyo	+81-3-5404-0640 (M. Hattori, D. Hayden)
	New York	+1-646-490-2767 (J. Goldman-Brown)

NOTES TO EDITORS

About Asahi Kasei Corporation

Asahi Kasei is Japan’s leading diversified chemical manufacturer with businesses in the health care, chemicals & fibers, homes & construction materials, and electronics sectors. The company’s growth strategy involves continuous transformation of its business portfolio through constant innovation in anticipation of emerging changes to market needs, and through this process Asahi Kasei has developed into a diversified solution provider. With more than 25,000 employees around the world, the company serves customers in more than 100 countries.

Within the health care field, the company is active in pharmaceuticals (including agents for dysuria, osteoporosis, disseminated intravascular coagulation, and herpes), medical devices (including artificial kidneys and therapeutic apheresis devices), and bioprocess products (including virus removal filters and bioprocess equipment).

For more information, visit www.asahi-kasei.co.jp/asahi/en/.

About ZOLL Medical Corporation

ZOLL Medical Corporation develops and markets medical devices and software solutions that help advance emergency care and save lives, while increasing clinical and operational efficiencies. With products for defibrillation and monitoring, circulation and CPR feedback, data management, fluid resuscitation, and therapeutic temperature management, ZOLL provides a comprehensive set of technologies that help clinicians, EMS and fire professionals, and lay rescuers treat victims needing resuscitation and critical care.

A NASDAQ Global Select company and a three-time Forbes 100 Most Trustworthy Company, ZOLL was designated in 2011 as one of Forbes Top 100 Small Public Companies in America with annual revenues under $1 billion. ZOLL develops and manufactures its products in the United States, in California, Colorado, Illinois, Massachusetts, Pennsylvania, and Rhode Island. More than 400 direct sales and service representatives, 1,100 business partners, and 200 independent representatives serve our customers in over 140 countries around the globe.

For more information, visit www.zoll.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Asahi Kasei and ZOLL have identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “possible,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or the use of future dates. Forward-looking statements in this release include without limitation statements regarding the expected timing of the completion of the transaction, Asahi Kasei’s operation of the ZOLL business following completion of the transaction, and statements regarding the future operation, direction and success of ZOLL’s business. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the transaction; the possibility that various closing conditions for the merger transaction may not be satisfied or waived; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, customers, vendors and other business partners; other business effects, including the effects of industry, economic or political conditions outside of the control of Asahi Kasei or ZOLL; transaction costs; actual or contingent liabilities; and other risks and uncertainties discussed in ZOLL’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” sections of ZOLL’s most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q, as well as the tender offer documents filed by Asahi Kasei and Asclepius Subsidiary Corporation, an indirect wholly owned subsidiary of Asahi Kasei, and the Solicitation/Recommendation Statement filed by ZOLL. Neither Asahi Kasei nor ZOLL undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward looking statements in this announcement are qualified in their entirety by this cautionary statement.

Important Information for Investors and Shareholders

This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of ZOLL. The solicitation and offer to buy shares of ZOLL common stock is only being made pursuant to the Offer to Purchase and forms of letters of transmittal and other documents relating to the tender offer that Asahi Kasei and Asclepius Subsidiary Corporation filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2012, as amended from time to time. In addition, ZOLL has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer by Asahi Kasei and Asclepius Subsidiary Corporation. Asahi Kasei, Asclepius Subsidiary Corporation, and ZOLL have mailed these documents to the shareholders of ZOLL. These documents contain important information about the tender offer and shareholders of ZOLL are urged to read them carefully and in their entirety including any amendments thereto, prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. Shareholders of ZOLL can obtain a free copy of these documents and other documents filed by ZOLL, Asahi Kasei or Asclepius Subsidiary Corporation with the SEC at the website maintained by the SEC at www.sec.gov or on Asahi Kasei’s website at www.asahi-kasei.co.jp/asahi/en/ir/. In addition, shareholders can obtain a free copy of these documents from Georgeson, Inc., call Toll Free at (888) 607-9107, Banks and Brokers call (212) 440-9800.